Exhibit 99.2

Quinpario Acquisition Corp. Closes $172,500,000 Initial Public Offering

ST. LOUIS, Missouri, August 14, 2013 /PRNewswire/ -- – Quinpario Acquisition Corp. (QPACU), a special purpose acquisition company (SPAC) formed by Mr. Jeffry N. Quinn and Quinpario Partners LLC, today announced that it has completed its initial public offering of 17,250,000 units at $10.00 per unit, for gross proceeds to the company of $172,500,000, which includes the underwriters’ exercise of their over-allotment option in full.  The units are listed on the Nasdaq Capital Market under the symbol “QPACU”.  Each unit consists of one share of common stock and one warrant to purchase an additional share at a price of $12.00.

“Quinpario Acquisition Corp. will leverage the experience of its executive leadership to target opportunities in the specialty chemicals and performance materials sectors, primarily focusing on acquiring companies with an enterprise value of up to $1 billion,” said Mr. Jeffry N. Quinn, chairman, president and chief executive officer of Quinpario Acquisition Corp.

C&Co/PrinceRidge LLC acted as the sole book running manager and representative of the underwriters in the offering. Cantor Fitzgerald & Co. and Drexel Hamilton, LLC acted as co-managers.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on August 8, 2013.  This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This offering was made my means of prospectus, copies of which may be obtained from C&Co/PrinceRidge LLC at 1633 Broadway, 28th Floor, New York, New York 10019, or by email at rbrining@princeridge.com.

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Forward-looking Statements
This news release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that Quinpario Acquisition Corp. expects or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions and analyses made by Quinpario Acquisition Corp. in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Quinpario Acquisition Corp.’s expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to the following: changes in general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Quinpario Acquisition Corp.; changes in laws or regulations; and other factors, many of which are beyond the control of Quinpario Acquisition Corp. Information concerning these and other factors can be found in Quinpario Acquisition Corp.'s filings with the Securities and Exchange Commission. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Quinpario Acquisition Corp. will be realized, or even if realized, that they will have the expected consequences to or effects on Quinpario Acquisition Corp., its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contact: Melissa H. Zona
+1(636) 751-4057

Source: Quinpario Partners, LLC
ST. LOUIS, MO
8/14/13